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                                                                   EXHIBIT 23.18


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 8, 1996, except for Note (4) for which the date is February 15, 1996 (Albuquerque C.I. Associates, L.P.); February 16, 1996 (C.I. Nashville, Inc.); February 8, 1996 (Wichita C.I. Associates III, L.P.); and February 19, 1996 (Topeka C.I. Associates, L.P.) appearing in the Post-Effective Amendment No. 1 to the Joint Proxy Statement/Prospectus of Wyndham Hotel Corporation, Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, filed with the Securities and Exchange Commission on or about December 10, 1997.


                                        /s/ Mayer Hoffman McCann L.C.

Kansas City, Missouri
December 5, 1997